Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Genprex, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	74,294 (2)	$2.56	(3)	$190,192.64	(3)	0.00014760	$28.08
Equity	Common stock, $0.001 par value per share	Rule 457(h)	5,000 (4)	$18.00	(5)	$90,000.00	(5)	0.00014760	$13.29
	Total Offering Amounts					$280,192.64			$41.37
	Total Fee Offsets (6)								-
	Net Fee Due								$41.37

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”) and the Employee Stock Option Grant Notice and Stock Option Agreement referenced in footnote (4) below in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, antidilution provisions, or other similar transactions.

(2)	Represents an automatic annual increase on January 1, 2024 to the number of shares of the Registrant’s common stock reserved for issuance under the 2018 Plan, which annual increase is provided for in the 2018 Plan pursuant to the evergreen provision thereof.
(3)

Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The offering price per share and the aggregate offering price for shares reserved for future issuance under the 2018 Plan are based on the average of the high and the low price of the Registrant’s common stock as reported on the Nasdaq Capital Market on April 15, 2024, which date is within five business days prior to filing this Registration Statement.

(4)	Represents 5,000 shares of common stock issuable upon the vesting and exercise of stock options granted as inducement awards by the Registrant to an employee under an Employee Stock Option Grant Notice and Stock Option Agreement in accordance with Nasdaq Listing Rule 5635(c)(4).
(5)	Estimated pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The offering price per share and the aggregate offering price with respect to the 5,000 shares of common stock issuable upon the vesting and exercise of stock options granted as inducement awards are based on the exercise price of $18.00 per share.
(6)	The Registrant does not have any fee offsets.